UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SOUTH TEXAS DRILLING AND EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

TEXAS 74-2088619

(State of Incorporation or Organization) (I.R.S. Employer

Identification No.)

9310 Broadway, Bldg. 1, San Antonio, Texas 78217

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[X]

Securities Act registration statement file number to which this form relates:

2-70145

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock $0.10 Par Value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Stock to be Registered

The Registrant is authorized to issue 30,000,000 shares of

Common Stock, $0.10 par value.

The outstanding shares of Common Stock are fully paid and

non-assessable.

Holders of shares of Common Stock are entitled to one vote

per share on all matters submitted to a vote of shareholders.

Shares of Common Stock do not have cumulative voting rights,

which means that the holders of more than 50% of the shares

voting for the election of the Board of Directors can elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any directors. The Registrant's

Articles of Incorporation deny shareholders any preemptive rights to subscribe for or purchase any stock, obligations, warrants or other securities of the Registrant.

Upon any liquidation, dissolution or winding up of the

Registrant, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Registrant available for distribution to shareholders, but only to the extent that such assets are available after satisfaction of all liquidation preferences held by the holders of the Company's Series B 8%

Convertible Preferred Stock ("Series B Stock"). In the event of liquidation, dissolution or winding up of the Company, holders of the 184,615 issued and outstanding shares of Series B Stock are entitled to a distribution consisting of $16.25 per share, and an amount per share equal to cumulated but unpaid dividends.

Holders of record of shares of Common Stock are entitled to

receive dividends when and if declared by the Board of Directors out of funds of the Registrant legally available therefor, but only to the extent that such dividends are payable after

satisfaction by the Company of all obligations to the holders of the Company's Series B Stock. Holders of Series B Stock are

entitled to receive when declared by the Company, an amount equal to 8% of the liquidation value of $16.25 per annum, and such dividends are cumulative, without interest. Further, shares of

Common Stock may not be redeemed by the Company while any shares of the Series B Stock are outstanding.

Item 2. Exhibits

Exhibit 1-The Company's Articles of Amendment to the Articles of

Incorporation (previously filed as an Exhibit to the Company's

Form S-8, filed on October 20, 2000, File No. 2-70145).

Exhibit 2-The Company's Second Amended Certificate of

Designation, Reducing the Number of Shares Formerly Designated

Series A, Series B and Series C Preferred Stock to Zero and

Designating the Voting Powers, Preferences and Rights of a New

Series A 8% Convertible Preferred Stock, dated April 15, 1997

(previously filed as an Exhibit to the Company's 1996 Annual

Report on Form 10-K, File No. 2-70145).

Exhibit 3- The Company's Third Amended Certificate of

Designation, Correcting an Error in the Second Amended

Certificate of Designation and Designating the Voting Powers,

Preferences and Rights of a New Series B 8% Convertible Preferred

Stock, dated June 9, 1998 (previously filed as an Exhibit to the

Company's 1998 Annual Report on Form 10-K, File No. 2-70145).

Exhibit 4-Specimen of the Company's Common Stock

SEE REVERSE FOR RESTRICTIONS

NUMBER

[redacted]

South Texas Drilling & Exploration, Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF TEXAS

SEE REV

CUS

THIS CERTIFIES THAT

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $.10 PER SHARE, OF

SOUTH TEXAS DRILLING & EXPLORATION, INC.

Transferable on the books of the Corporation, in person or by duly authorized attorney, upon surrender of this Certificate p
Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
IN WITNESS WHEREOF, the Corporation has caused the facsimile signatures of its duly authorized officers and its facsimile s

DATED:

CHAIRMAN OF THE BOARD

SECRETARY

SOUTH TEXAS DRILLING & EXPLORATION, INC. SAN ANTONIO, TEXAS

[redacted]

AMERICAN BANK NOTE COMPANY.

SOUTH TEXAS DRILLING & EXPLORATION, INC.

REFERENCE IS MADE TO ARTICLE FOUR, SECTION 3 OF THE ARTICLES OF INCORPORATION OF SOUTH TEXAS DRILLING & EXPLORATION, INC., AND ALL AMENDMENTS THERETO NOW OR HEREAFTER ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF TEXAS, FOR A STATEMENT OF THE DENIAL OF PREEMPTIVE RIGHTS OF SHAREHOLDERS. SUCH STATEMENT DENYING THE PREEMPTIVE RIGHTS OF SHAREHOLDERS SHALL BE FURNISHED WITHOUT CHARGE ON REQUEST TO SOUTH TEXAS DRILLING & EXPLORATION, INC. AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

The following abbreviations, when used in the inscription on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT—..........Custodian..........
(Cust) (Minor)
under Uniform Gifts to Minors
Act..........
(State)

Additional abbreviations may also be used though not in the above list.

For value received,..............hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

....

....

Please print or typewrite name and address including postal zip code of assignee

....

....

....Shares

of the Common Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint..

....

Attorney to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated,..............................

....

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement, or any change whatever.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities

Exchange Act of 1934, the Registrant has duly caused this

registration statement to be signed on its behalf by the

undersigned, thereto duly authorized.

SOUTH TEXAS DRILLING &
EXPLORATION, INC.

DATE: February 9, 2001 By: /s/ Wm. Stacy Locke

Wm. Stacy Locke, President